TONIX PHARMACEUTICALS HOLDING CORP. 8-K

Exhibit 99.1

TONIX PHARMACEUTICALS HOLDING CORP. PRICES $10,500,000 COMMON STOCK OFFERING

NEW YORK, July 13, 2020 – TONIX PHARMACEUTICALS HOLDING CORP. (NASDAQ: TNXP) (“Tonix” or the “Company”), a clinical-stage biopharmaceutical company, today announced it has entered into a securities purchase agreement with institutional investors for the purchase and sale of 20,940,000 shares of common stock, par value $0.001 per share at an offering price of $0.50 per share, pursuant to a registered direct offering. The gross proceeds of the offering will be approximately $10.5 million before deducting fees and other estimated offering expenses. The closing of the registered direct offering is expected to take place on or about July 15, 2020, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

This offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-224586) previously filed with the U.S. Securities and Exchange Commission (the “SEC”).  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A prospectus supplement relating to the shares of common stock will be filed by Tonix with the SEC.  When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, New York 10022 or by email at Investmentbanking@allianceg.com.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing small molecules and biologics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is primarily composed of central nervous system (CNS) and immunology product candidates. The immunology portfolio includes vaccines to prevent infectious diseases and biologics to address immunosuppression, cancer and autoimmune diseases. The CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead vaccine candidate, TNX-1800*, is based on the horsepox viral vector platform to protect against COVID-19, primarily by eliciting a T cell response. Tonix expects data from animal studies of TNX-1800 in the fourth quarter of this year. TNX-801*, live horsepox virus vaccine for percutaneous administration, is in development to protect against smallpox and monkeypox and serves as the vector platform on which TNX-1800 is based. Tonix’s lead CNS candidate, TNX-102 SL**, is in Phase 3 development for the management of fibromyalgia. The Company expects results from an unblinded interim analysis in September 2020 and topline data in the fourth quarter of 2020.  TNX-102 SL is also in development for agitation in Alzheimer’s disease and alcohol use disorder (AUD). The agitation in Alzheimer’s disease program is Phase 2 ready with FDA Fast Track designation, and the development program for AUD is in the pre-Investigational New Drug (IND) application stage. Tonix‘s programs for treating addiction conditions also include TNX-1300* (T172R/G173Q double-mutant cocaine esterase 200 mg, i.v. solution), which is in Phase 2 development for the treatment of life-threatening cocaine intoxication and has FDA Breakthrough Therapy designation. TNX-601 CR** (tianeptine oxalate controlled-release tablets) is another CNS program, currently in Phase 1 development as a daytime treatment for depression while TNX-1900**, intranasal oxytocin, is in development as a non-addictive treatment for migraine and cranio-facial pain. Tonix’s preclinical pipeline includes TNX-1600** (triple reuptake inhibitor) , a new molecular entity being developed as a treatment for PTSD; TNX-1500* (anti-CD154), a monoclonal antibody being developed to prevent and treat organ transplant rejection and autoimmune conditions; and TNX-1700* (rTFF2), a biologic being developed to treat gastric and pancreatic cancers.

*TNX-1800, TNX-801, TNX-1300, TNX-1500 and TNX-1700 are investigational new biologics and have not been approved for any indication.

**TNX-102 SL, TNX-601 CR, TNX-1600 and TNX-1900 are investigational new drugs and have not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, statements about the expected closing of the offering; anticipated gross proceeds from the offering; risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2020, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 688-9421

Travis Kruse (media)

Russo Partners

travis.kruse@russopartnersllc.com

(212) 845-4272

Peter Vozzo (investors)

Westwicke

peter.vozzo@westwicke.com

(443) 213-0505